UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

May 12, 2016

TRHF Company Limited, Inc. (f/k/a LAGOON GROUP CORP.)
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-1595140	46-4333787
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit B, 5/F, CKK Commercial Center, 289 Hennessy Road,

Hong Kong, China

(Address of principal executive offices)

852-28452283

(Registrant's telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant.

On May 12, 2016, TRHF Company Limited, Inc. (the "Company") sent correspondence indicating its intent to terminate its engagement with WWC, Professional Corporation ("WWC") as its independent public accountant. While the Company has an engagement with WWC for the review of its interim financial statements to be included in its Form 10-Qs for the three month and six month periods ended March 31, 2016 and June 30, 2016, respectively, the Company has engaged a new auditor, as described below. The Company and WWC disagreed on the deadline imposed by the Company on WWC to issue a review report on its interim financial statements for the three months ended March 31, 2016, based on the Company's inability to provide financial statements to the WWC in a timely manner despite WWC's written reminders to the Company requesting information. WWC believes that it should be provided such financial statements and supporting information with adequate time to perform audit and review procedures to properly discharge its duty. Other than the aforementioned, there have been no disagreements between the Company and WWC on matters regarding the application of accounting principles or practices for the year ended December 31, 2015 for which WWC has previously opined.

On May 12, 2016, the Company engaged Mr. Yeung Mui Kwan as its independent accountant to provide auditing services for the quarter ended March 31, 2016 and going forward for the Company. Prior to such engagement, the Company had no consultations with Mr. Yeung Mui Kwan. The decision to hire Mr. Yeung Mui Kwan was approved by the Company's Board of Directors.

On May 16, 2016, the Company provided WWC with its disclosures in the Current Report on Form 8-K disclosing it intent to terminate its engagement with WWC and requested in writing that WWC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. WWC's response is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
16.1	Letter dated May 16, 2016 from WWC, Professional Corporation

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRHF Company Limited, Inc.

Date: May 16, 2016	By:	/s/ Song Zhilin
	Name:	Song Zhilin
	Title:	Director and Authorized Signatory